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                             CERTIFICATE OF TRUST
                                      OF
                  CHASE MANHATTAN MARINE OWNER TRUST 1997-A

     THIS Certificate of Trust of Chase Manhattan Marine Owner Trust 1997-A (the "Trust"), dated as of July 17, 1997, is being duly executed and filed by Wilmington Trust Company, a Delaware banking corporation, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del. C. ss.3801 et seq.).

     1. Name. The name of the business trust formed hereby is Chase Manhattan Marine Owner Trust 1997-A.

     2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

     3. Effective Date. This Certificate of Trust shall be effective as of the date filed.

     IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust as of the date first-above written.

                            WILMINGTON TRUST COMPANY,
                            as trustee

                            By: /s/ Emmett R. Harmon
                                ----------------------------
                            Name:  Emmett R. Harmon
                            Title: Vice President